Exhibit 99.1

Clipper Realty Inc. Announces Third Quarter 2019 Results

Reports Record Revenues, Clover House Refinancing and Property Acquisition

NEW YORK, November 12, 2019 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months ended September 30, 2019.

Highlights for the Three Months Ended September 30, 2019

●

Achieved record quarterly revenues of $29.4 million for the third quarter of 2019, representing an increase of 5.3% compared to the same period in 2018. Residential rental income increased 7.0% and 3.5% at the Flatbush Gardens and Tribeca House properties, respectively

●	Recorded quarterly income from operations of $8.5 million for the third quarter of 2019
●	Achieved quarterly net operating income (“NOI”)[1] of $15.4 million for the third quarter of 2019, representing an increase of 1.2% compared to the same period in 2018
●	Recorded quarterly net loss of $0.2 million for the third quarter of 2019
●	Achieved quarterly adjusted funds from operations (“AFFO”)[1] of $5.4 million for the third quarter of 2019
●	Declared a dividend of $0.095 per share for the third quarter of 2019

The Company also announced today (i) the refinancing of its Clover House property, and (ii) the acquisition of property located at 1010 Pacific Street in Brooklyn, to be redeveloped as a multifamily rental building.

David Bistricer, Co-Chairman and Chief Executive Officer, commented,

“We are very pleased with our third quarter 2019 results, with ongoing solid revenue growth reflecting the quality of our portfolio and the operational excellence of our team, and proud that our portfolio is 99% leased. With strong management and prudent capital improvements, we believe our properties will deliver meaningful cash flow growth over time. As we approach year-end and beyond, we remain focused on executing our strategic initiatives, including expertly operating our high-quality portfolio, driving cash flow, enhancing efficiencies through asset repositioning and increasing scale, to create long-term value for our shareholders. As previously disclosed, our Clover House property reached stabilization following a three-month lease-up period; we are pleased to announce that we have refinanced the property with an $82 million, ten-year, fixed rate, interest-only loan. The Company’s entire outstanding debt balance is now fixed at a blended 3.9% interest rate. We are also excited to acquire 1010 Pacific Street, adjacent to downtown Brooklyn, which we plan to redevelop as a fully amenitized, 119,000 rentable square foot residential building, further expanding our high-quality portfolio.”

1 NOI and AFFO are non-GAAP financial measures. For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release

Financial Results

For the third quarter of 2019, revenues grew by $1.5 million, or 5.3%, to $29.4 million, compared to $27.9 million for the third quarter of 2018. The growth was primarily attributable to improvements in rental rates and occupancy at the Flatbush Gardens and Tribeca House properties, which had residential rental income increases of 7.0% and 3.5%, respectively, compared to the same period in 2018, and bringing the Clover House property online during the quarter. Commercial rental income grew 0.7% to $7.3 million for the third quarter of 2019.

For the third quarter of 2019, net loss was $0.2 million, or $0.01 per share, compared to net income of $1.3 million, or $0.02 per share ($1.1 million, or $0.02 per share, excluding a non-recurring $0.2 million gain on involuntary conversion), for the third quarter of 2018. The change was primarily attributable to the revenue increases discussed above, offset by higher property operating expenses, property taxes, insurance expense, and depreciation and amortization expense (inclusive of the impact of bringing the Clover House property online during the quarter), and higher interest expense from the refinancings of the 250 Livingston Street property in May 2019 and December 2018.

For the third quarter of 2019, AFFO was $5.4 million, or $0.12 per share, compared to $5.8 million, or $0.13 per share, for the third quarter of 2018. The change was primarily attributable to the revenue increases discussed above, offset by higher property operating expenses, property taxes, insurance expense and interest expense.

Balance Sheet

At September 30, 2019, notes payable (excluding unamortized loan costs) was $973.5 million, compared to $925.6 million at December 31, 2018; the increase reflected the refinancing of the 250 Livingston Street property in May 2019, partially offset by scheduled principal amortization.

Clover House Refinancing

On November 8, 2019, the Company refinanced the debt on its Clover House property with an $82 million, ten-year, fixed rate, interest-only secured first mortgage loan. With the proceeds, the Company repaid the existing loans on the property totaling $64.7 million due May 2020, which bore interest at a one-month LIBOR plus 3.85% annual rate. Net remaining proceeds of $16 million increased the Company’s cash position. The refinancing is expected to reduce annual interest expense by approximately $0.7 million, based on current rates.

1010 Pacific Street Acquisition and Redevelopment

On November 8, 2019, the Company acquired property located at 1010 Pacific Street in Brooklyn, New York, for $31 million. The property is located adjacent to downtown Brooklyn, approximately one mile from the Atlantic Terminal/Barclays Center hub. The Company plans to redevelop the property as a nine-story, fully amenitized multifamily rental building, including indoor parking, with approximately 119,000 rentable square feet. The building is expected to have 175 total residential units, 70% of which will be free-market and 30% affordable; the property is eligible for a thirty-five year 421(a) tax abatement due to the affordable component. The construction process is estimated to take approximately two years.

Capital Expenditures

The Company continued to strategically develop its properties, selectively repositioning assets and driving ongoing rent growth. For the third quarter of 2019, the Company incurred $13.0 million of capital expenditures, compared to $10.1 million for the same period in 2018. The majority of these expenditures were related to renovation projects at the Clover House property; since acquisition, the Company funded $5.7 million of the expenditures under a $14.7 million construction loan. Other capital projects included unit upgrades at the Tribeca House property.

Dividend

The Company today declared a third quarter dividend of $0.095 per share to shareholders of record on November 25, 2019, payable December 3, 2019.

Conference Call and Supplemental Material

The Company will host a conference call on November 12, 2019, at 5:30 PM Eastern Time to discuss the third quarter 2019 results. The conference call can be accessed by dialing (800) 346-7359 or (973) 528-0008, conference entry code 371156. A replay of the call will be available from November 12, 2019, following the call, through November 26, 2019, by dialing (800) 332-6854 or (973) 528-0005, replay conference ID 371156. Supplemental data to this release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) are filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty Inc.

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on the Company, please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning the amount of capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the SEC, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed from time to time with the SEC.

Contact Information:

Michael Frenz

Chief Financial Officer

(718) 438-2804 x2274

M: (917) 576-7750

mfrenz@clipperrealty.com

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$540,859	$497,343
Building and improvements	597,600	479,360
Tenant improvements	3,051	3,051
Furniture, fixtures and equipment	11,659	10,978
Real estate under development	-	125,467
Total investment in real estate	1,153,169	1,116,199
Accumulated depreciation	(103,958)	(90,462)
Investment in real estate, net	1,049,211	1,025,737

Cash and cash equivalents	43,552	37,028
Restricted cash	17,084	8,836
Tenant and other receivables, net of allowance for doubtful accounts of $3,162 and $2,624, respectively	4,979	3,580
Deferred rent	1,485	2,485
Deferred costs and intangible assets, net	9,053	9,964
Prepaid expenses and other assets	12,954	13,378
TOTAL ASSETS	$1,138,318	$1,101,008

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $10,268 and $12,049, respectively	$963,218	$913,564
Accounts payable and accrued liabilities	12,252	12,550
Security deposits	7,569	6,637
Below-market leases, net	1,754	2,923
Other liabilities	5,141	3,849
TOTAL LIABILITIES	989,934	939,523

Equity:
Preferred stock, $0.01 par value; 100,000 shares authorized (including 140 shares of 12.5% Series A cumulative non-voting preferred stock), zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,814,672 and 17,812,755 shares issued and outstanding, respectively	178	178
Additional paid-in-capital	93,332	92,945
Accumulated deficit	(33,612)	(27,941)
Total stockholders' equity	59,898	65,182

Non-controlling interests	88,486	96,303
TOTAL EQUITY	148,384	161,485

	$1,138,318	$1,101,008

Clipper Realty Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

REVENUES
Residential rental income	$22,117	$20,675	$64,035	$60,449
Commercial rental income	7,323	7,273	21,503	21,667
TOTAL REVENUES	29,440	27,948	85,538	82,116

OPERATING EXPENSES
Property operating expenses	7,357	6,806	21,667	20,643
Real estate taxes and insurance	6,740	5,824	18,178	16,534
General and administrative	1,904	1,858	6,151	7,602
Depreciation and amortization	4,929	4,351	14,068	13,382
TOTAL OPERATING EXPENSES	20,930	18,839	60,064	58,161

INCOME FROM OPERATIONS	8,510	9,109	25,474	23,955

Interest expense, net	(8,692)	(8,052)	(25,176)	(24,603)
Loss on extinguishment of debt	-	-	(1,771)	(6,981)
Gain on involuntary conversion	-	194	-	194

Net (loss) income	(182)	1,251	(1,473)	(7,435)

Net loss (income) attributable to non-controlling interests	109	(746)	879	4,434
Net (loss) income attributable to common stockholders	$(73)	$505	$(594)	$(3,001)

Basic and diluted net (loss) income per share	$(0.01)	$0.02	$(0.05)	$(0.18)

Weighted average common shares / OP units
Common shares outstanding	17,815	17,813	17,814	17,813
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	44,132	44,130	44,131	44,130

Clipper Realty Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,473)	$(7,435)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,496	12,330
Amortization of deferred financing costs	1,263	984
Amortization of deferred costs and intangible assets	933	1,407
Amortization of above- and below-market leases	(1,080)	(1,438)
Loss on extinguishment of debt	1,771	6,981
Gain on involuntary conversion	-	(194)
Deferred rent	1,000	771
Stock-based compensation	1,185	1,670
Change in fair value of interest rate caps	-	(237)
Changes in operating assets and liabilities:
Tenant and other receivables	(1,399)	3,310
Prepaid expenses, other assets and deferred costs	1,839	2,295
Accounts payable and accrued liabilities	(1,369)	1,898
Security deposits	932	783
Other liabilities	1,292	682
Net cash provided by operating activities	18,390	23,807

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(34,962)	(28,455)
Insurance proceeds from involuntary conversion	-	226
Sale and purchase of interest rate caps	-	385
Acquisition deposit	(1,550)	-
Net cash used in investing activities	(36,512)	(27,844)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	-	(7)
Payments of mortgage notes	(77,127)	(580,866)
Proceeds from mortgage notes	125,000	609,439
Dividends and distributions	(12,813)	(12,776)
Loan issuance and extinguishment costs	(2,166)	(8,338)
Net cash provided by financing activities	32,894	7,452

Net increase in cash and cash equivalents and restricted cash	14,772	3,415
Cash and cash equivalents and restricted cash - beginning of period	45,864	21,670
Cash and cash equivalents and restricted cash - end of period	$60,636	$25,085

Cash and cash equivalents and restricted cash - beginning of period:
Cash and cash equivalents	$37,028	$7,940
Restricted cash	8,836	13,730
Total cash and cash equivalents and restricted cash - beginning of period	$45,864	$21,670

Cash and cash equivalents and restricted cash - end of period:
Cash and cash equivalents	$43,552	$12,372
Restricted cash	17,084	12,713
Total cash and cash equivalents and restricted cash - end of period	$60,636	$25,085

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $5,261 and $4,054 in 2019 and 2018, respectively	$26,214	$23,582
Non-cash interest capitalized to real estate under development	937	888
Additions to investment in real estate included in accounts payable and accrued liabilities	7,069	6,920

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market adjustments, amortization of non-cash equity compensation, loss on extinguishment of debt, gain on involuntary conversion and non-recurring litigation-related expenses, less recurring capital expenditures.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net (loss) income before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
FFO
Net (loss) income	$(182)	$1,251	$(1,473)	$(7,435)
Real estate depreciation and amortization	4,929	4,351	14,068	13,382
FFO	$4,747	$5,602	$12,595	$5,947

AFFO
FFO	$4,747	$5,602	$12,595	$5,947
Amortization of real estate tax intangible	122	119	361	355
Amortization of above- and below-market leases	(250)	(479)	(1,080)	(1,438)
Straight-line rent adjustments	184	258	1,000	771
Amortization of debt origination costs	334	232	1,263	984
Interest rate cap mark-to-market adjustments	0	-	0	(237)
Amortization of LTIP awards	325	411	1,185	1,670
Loss on extinguishment of debt	-	-	1,771	6,981
Gain on involuntary conversion	-	(194)	-	(194)
Non-recurring litigation-related expenses	87	-	87	-
Recurring capital spending	(126)	(184)	(405)	(426)
AFFO	$5,423	$5,765	$16,777	$14,413
AFFO Per Share/Unit	$0.12	$0.13	$0.38	$0.33

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net income (loss) before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net), loss on extinguishment of debt and non-recurring litigation-related expenses, less gain on involuntary conversion.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net (loss) income before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA
Net (loss) income	$(182)	$1,251	$(1,473)	$(7,435)
Real estate depreciation and amortization	4,929	4,351	14,068	13,382
Amortization of real estate tax intangible	122	119	361	355
Amortization of above- and below-market leases	(250)	(479)	(1,080)	(1,438)
Straight-line rent adjustments	184	258	1,000	771
Amortization of LTIP awards	325	411	1,185	1,670
Interest expense, net	8,692	8,052	25,176	24,603
Loss on extinguishment of debt	-	-	1,771	6,981
Gain on involuntary conversion	-	(194)	-	(194)
Non-recurring litigation-related expenses	87	-	87	-
Adjusted EBITDA	$13,907	$13,769	$41,095	$38,695

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP income from operations or net income (loss). We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
NOI
Income from operations	$8,510	$9,109	$25,474	$23,955
Real estate depreciation and amortization	4,929	4,351	14,068	13,382
General and administrative expenses	1,904	1,858	6,151	7,602
Amortization of real estate tax intangible	122	119	361	355
Amortization of above- and below-market leases	(250)	(479)	(1,080)	(1,438)
Straight-line rent adjustments	184	258	1,000	771
NOI	$15,399	$15,216	$45,974	$44,627